                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                            CEMENTOS PORTLAND, S.A.,

                              CP ACQUISITION, INC.

                                       AND

                           GIANT CEMENT HOLDING, INC.

                          Dated as of November 4, 1999







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                                TABLE OF CONTENTS

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                                                                                 PAGE
                                                                                 ----
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ARTICLE I

    THE OFFER......................................................................2
    SECTION 1.1    THE OFFER.......................................................2
    SECTION 1.2    COMPANY ACTIONS.................................................3
    SECTION 1.3    SHAREHOLDER LISTS...............................................4
    SECTION 1.4    DIRECTORS; SECTION 14(f)........................................5

ARTICLE II

    THE MERGER.....................................................................6
    SECTION 2.1    THE MERGER......................................................6
    SECTION 2.2    EFFECTIVE TIME..................................................6
    SECTION 2.3    EFFECTS OF THE MERGER...........................................6
    SECTION 2.4    CERTIFICATE OF INCORPORATION AND BY-LAWS........................7
    SECTION 2.5    DIRECTORS AND OFFICERS..........................................7
    SECTION 2.6    CONVERSION OF SECURITIES........................................7
    SECTION 2.7    DISSENTING SHARES...............................................8
    SECTION 2.8    SURRENDER OF SHARES.............................................8
    SECTION 2.9    NO FURTHER TRANSFER OR OWNERSHIP RIGHTS........................10
    SECTION 2.10   TREATMENT OF OPTIONS...........................................10
    SECTION 2.11   LOST CERTIFICATES..............................................10
    SECTION 2.12   CLOSING........................................................10

ARTICLE III

    REPRESENTATIONS AND WARRANTIES OF THE COMPANY ................................11
    SECTION 3.1    ORGANIZATION AND QUALIFICATION.................................11
    SECTION 3.2    CAPITALIZATION.................................................12
    SECTION 3.3    AUTHORITY RELATIVE TO THIS AGREEMENT...........................12
    SECTION 3.4    ABSENCE OF CERTAIN CHANGES.....................................13
    SECTION 3.5    SEC REPORTS....................................................13
    SECTION 3.6    PROXY STATEMENT................................................14
    SECTION 3.7    CONSENTS AND APPROVALS; NO VIOLATION...........................14
    SECTION 3.8    BROKERAGE FEES AND COMMISSIONS.................................15
    SECTION 3.9    SCHEDULE 14D-9; OFFER DOCUMENTS................................15
    SECTION 3.10   LITIGATION.....................................................16
    SECTION 3.11   ERISA COMPLIANCE...............................................16
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
    SECTION 3.12   TAXES..........................................................18
    SECTION 3.13   COMPLIANCE WITH APPLICABLE LAWS................................19
    SECTION 3.14   ENVIRONMENTAL MATTERS..........................................20
    SECTION 3.15   CONTRACTS......................................................21
    SECTION 3.16   LABOR MATTERS..................................................21
    SECTION 3.17   TITLE TO PROPERTIES............................................22
    SECTION 3.18   UNDISCLOSED LIABILITIES........................................22
    SECTION 3.19   OPINION OF COMPANY FINANCIAL ADVISOR...........................22
    SECTION 3.20   INSURANCE......................................................23
    SECTION 3.21   STATE TAKEOVER STATUTES........................................23
    SECTION 3.22   YEAR 2000......................................................23

ARTICLE IV

    REPRESENTATIONS AND WARRANTIES
    OF PARENT AND PURCHASER.......................................................24
    SECTION 4.1    ORGANIZATION AND QUALIFICATION.................................24
    SECTION 4.2    AUTHORITY RELATIVE TO THIS AGREEMENT...........................24
    SECTION 4.3    PROXY STATEMENT................................................24
    SECTION 4.4    CONSENTS AND APPROVALS; NO VIOLATION...........................25
    SECTION 4.5    FINANCING......................................................25
    SECTION 4.6    BROKERAGE FEES AND COMMISSIONS.................................25
    SECTION 4.7    SCHEDULE 14D-1; OFFER DOCUMENTS................................25
    SECTION 4.8    LITIGATION.....................................................26

ARTICLE V

    CONDUCT OF BUSINESS PENDING THE MERGER........................................26
    SECTION 5.1    CONDUCT OF BUSINESS OF THE COMPANY PENDING THE MERGER..........26
    SECTION 5.2    PROHIBITED ACTIONS BY THE COMPANY..............................26

ARTICLE VI

    COVENANTS.....................................................................29
    SECTION 6.1    NO SOLICITATION................................................29
    SECTION 6.2    ACCESS TO INFORMATION..........................................31
    SECTION 6.3    REASONABLE BEST EFFORTS........................................32
    SECTION 6.4    INDEMNIFICATION OF DIRECTORS AND OFFICERS......................32
    SECTION 6.5    EVENT NOTICES AND OTHER ACTIONS................................33
    SECTION 6.6    EMPLOYMENT ARRANGEMENTS; EMPLOYEE PLANS AND BENEFITS...........34
    SECTION 6.7    MEETING OF THE COMPANY'S STOCKHOLDERS..........................35
    SECTION 6.8    PROXY STATEMENT................................................35
    SECTION 6.9    PUBLIC ANNOUNCEMENTS...........................................36
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
ARTICLE VII

    CONDITIONS TO CONSUMMATION OF THE MERGER .....................................36
    SECTION 7.1    CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.....36

ARTICLE VIII

    TERMINATION; AMENDMENT; WAIVER ...............................................36
    SECTION 8.1    TERMINATION....................................................36
    SECTION 8.2    EFFECT OF TERMINATION..........................................38
    SECTION 8.3    TERMINATION FEE................................................38
    SECTION 8.4    AMENDMENT......................................................40
    SECTION 8.5    EXTENSION; WAIVER..............................................40

ARTICLE IX

    MISCELLANEOUS.................................................................40
    SECTION 9.1    NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES.................40
    SECTION 9.2    ENTIRE AGREEMENT; ASSIGNMENT...................................40
    SECTION 9.3    ENFORCEMENT OF THE AGREEMENT...................................41
    SECTION 9.4    SEVERABILITY...................................................41
    SECTION 9.5    NOTICES........................................................41
    SECTION 9.6    FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE..........42
    SECTION 9.7    GOVERNING LAW; CONSENT TO JURISDICTION.........................42
    SECTION 9.8    DESCRIPTIVE HEADINGS...........................................43
    SECTION 9.9    PARTIES IN INTEREST............................................43
    SECTION 9.10   COUNTERPARTS...................................................43
    SECTION 9.11   CERTAIN DEFINITIONS............................................43
    SECTION 9.12   INTERPRETATION.................................................46

ANNEX A

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                                       iii

                          AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 4, 1999 among Cementos Portland, S.A., a corporation organized under the laws of the Kingdom of Spain ("Parent"), CP Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and Giant Cement Holding, Inc., a Delaware corporation (the "Company").

                                   Background

          WHEREAS, the Board of Directors of the Company has determined that it is fair to, advisable and in the best interests of the Company and the stockholders of the Company to enter into and consummate this Agreement with Purchaser, providing for the merger of Purchaser with and into the Company with the Company as the surviving corporation (the "Merger"), in accordance with the Delaware General Corporation Law (the "DGCL") and the other transactions contemplated hereby, upon the terms and subject to the conditions set forth herein;

          WHEREAS, the Board of Directors of Parent and Purchaser have approved the Merger of Purchaser with and into the Company and such other transactions in accordance with the DGCL upon the terms and subject to the conditions set forth herein;

          WHEREAS, the Company and Purchaser have agreed that, upon the terms and subject to the conditions contained herein, Purchaser shall commence an offer (as amended or supplemented in accordance with this Agreement, the "Offer") to purchase for cash all of the issued and outstanding shares of common stock, par value $.01 per share (referred to herein as either the "Shares" or "Company Common Stock"), of the Company at a price per share of $31.00, net to the seller in cash (the "Share Price");

          WHEREAS, the Board of Directors of the Company has determined that the consideration to be paid for each share in the Offer and the Merger is fair to the holders of such shares and has resolved to recommend that the holders of such shares tender their shares pursuant to the Offer and approve and adopt this Agreement and the Merger upon the terms and subject to the conditions set forth herein;

          WHEREAS, the Company, Parent and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger;

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                    ARTICLE I

                                    THE OFFER

          Section 1.1 The Offer.

          (a) Subject to the provisions of this Agreement, and provided that this Agreement shall not have been terminated in accordance with Section 8.1 and so long as none of the events or circumstances set forth in Annex A hereto shall have occurred and be continuing, not later than the fifth business day after the date of public announcement of the execution of this Agreement, Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), and Parent shall cause Purchaser to commence, the Offer at the Share Price. The obligation of Purchaser to consummate the Offer, to accept for payment and to pay for any Shares tendered pursuant to the Offer shall be subject only to those conditions set forth in Annex A and the other conditions to the Offer set forth in this Agreement. Purchaser expressly reserves the right, in its sole discretion, to waive any such condition; provided that, without the prior written consent of the Company, Parent or Purchaser shall not waive the Minimum Condition (as defined in Annex
A). The initial expiration date of the Offer shall be the 20th business day following the commencement of the Offer (determined using Rule 14d-2(a) under the Exchange Act).

          (b) Purchaser expressly reserves the right, in its sole discretion, to modify and make changes to the terms and conditions of the Offer; provided that without the prior written consent of the Company, no modification or change may be made which (i) decreases the consideration payable in the Offer, (ii) changes the form of consideration payable in the Offer (other than by adding consideration), (iii) changes the Minimum Condition, (iv) decreases the maximum number of Shares sought pursuant to the Offer, (v) changes the conditions to the Offer in a manner adverse to the stockholders of the Company, (vi) imposes additional conditions to the Offer (other than in respect of any consideration which is payable in addition to the Share Price), (vii) changes any other terms of the Offer in a manner adverse to the stockholders of the Company, or (viii) except as provided in the next sentence, extends the Offer. Notwithstanding the foregoing, Purchaser may (but shall not be required under this Agreement or otherwise to), without the prior written consent of the Company, (A) extend the Offer on one or more occasions for such period as may be determined by Purchaser in its sole discretion (each such extension period not to exceed 10 business days at a time), if at the then scheduled expiration date of the Offer any of the conditions to Purchaser's obligations to accept for payment and pay for Shares shall not be satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, and(C) extend the Offer on one or more occasions for an aggregate period of not more than five business days if the Minimum Condition has been satisfied but less than 90% of then outstanding Shares have been validly tendered and not properly withdrawn. Without limiting the right of Purchaser to extend the Offer pursuant to the immediately preceding sentence, in the event the Minimum Condition shall not have been satisfied or that the condition set forth in paragraph (d) of Annex A with respect to the HSR Act (as defined herein) or with respect to an action or proceeding by a Governmental Entity that shall not have been satisfied or waived at the scheduled or any extended expiration date of the Offer, at the request of the Company, Purchaser shall, and Parent shall cause Purchaser to, extend the expiration date of the Offer, in five business day increments, until the earliest to occur of (x) the satisfaction or waiver of the Minimum Condition or such other condition, (y) the termination of this Agreement in accordance with its terms and (z) January 31, 2000. It is agreed that the conditions to the Offer set forth on Annex A are for the benefit of Purchaser and may be asserted by Purchaser or, except with respect to the Minimum Condition as set forth in
Section 1.1(a), may be waived by Purchaser, in whole or in part at any time and from time to time, in its sole discretion. On the terms and subject to the conditions of the Offer and this Agreement, promptly after expiration of the Offer, Purchaser shall accept for payment and pay for, and Parent shall cause Purchaser to accept for payment and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Purchaser becomes obligated to purchase pursuant to the Offer. Parent shall provide, or cause to be provided, the funds necessary to purchase any and all of the Shares that Purchaser becomes obligated to purchase pursuant to the Offer in accordance with the terms of this Agreement.

          (c) On the date of commencement of the Offer, Parent and Purchaser shall file with the SEC with respect to the Offer a Tender Offer Statement on
Schedule 14D-1 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-1") with respect to the Offer which will comply in all material respects with the provisions of applicable federal securities laws, and will contain the offer to purchase relating to the Offer (the "Offer to Purchase") and forms of related letter of transmittal and summary advertisement (which documents, together with any supplements or amendments thereto and including the exhibits thereto, are referred to herein collectively as the "Offer Documents"). Parent shall deliver copies of the proposed forms of the Schedule 14D-1 and the Offer Documents to the Company within a reasonable time prior to the commencement of the Offer for review and comment by the Company and its counsel. Parent agrees to provide the Company and its counsel in writing any comments that Purchaser, Parent or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof. The Company, Parent and Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-1 or the Offer Documents that shall be or shall have become false or misleading in any material respect and Parent and Purchaser further agree to take all steps necessary to cause the Schedule 14D-1 or Offer Documents as so corrected to be filed with the SEC and disseminated to the stockholders of the Company, as and to the extent required by applicable federal securities laws.

          Section 1.2 Company Actions.

          (a) The Company hereby consents to the Offer and represents and warrants that (i) its Board of Directors, at a meeting duly called and held on November 4, 1999, has duly and unanimously adopted resolutions approving the Offer, the Merger and this Agreement and the other transactions contemplated hereby and thereby (collectively, the "Transactions") in accordance with the requirements of the DGCL, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending acceptance of the Offer and adoption of the Merger and this Agreement by the stockholders of the Company, and (ii) Merrill Lynch & Co., Inc. (the "Company Financial Advisor") has delivered to the Company's Board of Directors its opinion (the "Fairness Opinion"), dated the date of this Agreement, to the effect that, as of such date, the cash consideration to be received by the holders of the Company Common Stock pursuant to the Offer and the Merger, taken together, is fair from a financial point of view to such holders (other than Parent and its affiliates) and a complete and correct signed copy of such opinion has been delivered by the Company to Parent. The Company has been authorized by the Company Financial Advisor to permit the inclusion of the Fairness Opinion (and, subject to prior review and consent by the Company Financial Advisor, a reference thereto) in the
Schedule 14D-9 referred to below and the Proxy Statement and, subject to the Company Financial Advisor's prior review and consent, a reference thereto in the
Schedule 14D-1. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company's Board of Directors described in this Section 1.2. The Company has been advised by each of its directors and by each executive officer who as of the date hereof is actually aware (to the knowledge of the Company) of the Transactions that such person intends to tender pursuant to the Offer all Shares owned by such person.

          (b) The Company shall file with the SEC on the date of the commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall comply in all material respects with the provisions of applicable federal securities laws, and will, subject to Section 6.1 hereof, contain such recommendations of the Company's Board of Directors in favor of the Offer and the Merger, and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act and shall mail the Schedule 14D-9 together with the Offer Documents. The Company shall deliver the proposed forms of the Schedule 14D-9 and the exhibits thereto to Parent within a reasonable time prior to the commencement of the Offer for review and comment by Parent and its counsel. Parent and its counsel shall be given a reasonable opportunity to review any amendments and supplements to the
Schedule 14D-9 prior to their filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel in writing any comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt thereof. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-9 that shall be or shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the stockholders of the Company, as and to the extent required by applicable federal securities laws.

          Section 1.3 Shareholder Lists. In connection with the Offer, the Company shall promptly furnish to, or cause to be furnished to, Parent and Purchaser mailing labels, security position listings, any non-objecting beneficial owner lists and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date and of those Persons becoming record holders subsequent to such date (to the extent available), together with all other information in the Company's possession or control regarding the beneficial owners of Shares and shall furnish Parent and Purchaser with such information and assistance as Parent, Purchaser or their respective agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Purchaser shall, and shall cause each of their affiliates and their respective advisors to, hold the information contained in any of such labels and lists in confidence, use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, deliver to the Company or destroy all copies of such information or extracts therefrom then in their possession or under their control.

          Section 1.4 Directors; Section 14(f).

          (a) Immediately upon the acceptance for payment of and payment for a majority of the Shares by Purchaser pursuant to the Offer, Purchaser shall be entitled to designate the number of directors, rounded up to the nearest whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors and (ii) the percentage that the number of Shares beneficially owned by Parent bears to the total number of Shares outstanding on a fully diluted basis. In furtherance thereof, concurrently with such acceptance for payment and payment for such Shares the Company shall, upon request of Parent and in compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, use its best efforts promptly either to increase the size of its Board of Directors or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable such designees of Parent to be so elected or appointed to the Company's Board of Directors, and the Company shall take all actions available to the Company to cause such designees of Parent to be so elected or appointed. At such time, the Company shall, if requested by Parent, also take all action necessary to cause the persons designated by Parent to constitute the number of members, rounded up to the nearest whole number on (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board that represents the same percentage as such individuals represent on the Company's Board of Directors.

          (b) Notwithstanding the foregoing, the Company shall use its best efforts to ensure that, in the event that Purchaser's designees are elected to the Board of Directors of the Company, such Board of Directors shall have, at all times prior to the Effective Time, at least two directors who are directors on the date of this Agreement and who are not officers or affiliates of the Company (it being understood that for purposes of this sentence, a director of the Company shall not be deemed an affiliate of the Company solely as a result of his status as a director of the Company), Parent or any of their respective subsidiaries (the "Independent Directors"); and provided further, that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever the remaining Independent Director may designate a person to fill such vacancy who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors may designate two persons to fill such vacancies who shall not be officers or affiliates of the Parent or any of its subsidiaries (other than the Company), and such persons shall be deemed to be Independent Directors for purposes of this Agreement.

          (c) From and after the time, if any, that Parent's designees constitute a majority of the Company's Board of Directors and prior to the Effective Time, any amendment of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Purchaser hereunder, any waiver of any condition to the Company's obligations hereunder or any of the Company's rights hereunder or other action by the Company hereunder may be effected only by the action of the Independent Directors of the Company, which action shall be deemed to constitute the action of any committee specifically designated by the Board of Directors of the Company to approve the actions contemplated hereby and the full Board of Directors of the Company; provided that, notwithstanding compliance with the provisions of this Section 1.4(c), if there shall be no Independent Directors, such actions may be effected by majority vote of the entire Board of Directors of the Company, except that no such action shall amend the terms of this Agreement or modify the terms of the Offer or the Merger in a manner materially adverse to the holders of Shares.

                                   ARTICLE II

                                   THE MERGER

          Section 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the DGCL, Purchaser shall be merged with and into the Company as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") under the name "Giant Cement Holding, Inc." and shall continue its existence under the laws of the State of Delaware, and the separate corporate existence of Purchaser shall cease. At the election of Parent, any direct or indirect wholly owned subsidiary of Parent may be substituted for Purchaser as a constituent corporation in the Merger.

          Section 2.2 Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Delaware Secretary"), in such form as required by and executed in accordance with the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Delaware Secretary (or such later time as is specified in the Certificate of Merger) being the "Effective Time").

          Section 2.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

          Section 2.4 Certificate of Incorporation and By-laws.

          (a) At the Effective Time and without any further action on the part of the Company and Purchaser, the Certificate of Incorporation of Purchaser (the "Certificate of Incorporation"), as in effect immediately prior to the Effective Time until thereafter further amended as provided therein and under the DGCL, shall be the certificate of incorporation of the Surviving Corporation following the Merger.

          (b) At the Effective Time and without any further action on the part of the Company and Purchaser, the By-laws of Purchaser shall be the By-laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the Certificate of Incorporation of the Surviving Corporation and as provided by law.

          Section 2.5 Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

          Section 2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

               (i) Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

               (ii) Each Share held in the treasury of the Company and each Share owned by Purchaser or any direct or indirect subsidiary of the Company, in each case immediately prior to the Effective Time, shall be canceled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

               (iii) Each issued and outstanding Share (other than Shares canceled pursuant to Section 2.6(ii) and any Dissenting Shares (as defined in Section 2.7(a)) shall be converted into the right to receive the Share Price or any higher price that may be paid pursuant to the Offer (the "Merger Consideration") payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share in the manner provided in Section 2.8, less any required withholding taxes.

          Section 2.7 Dissenting Shares.

          (a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted such Shares in favor of the Merger (or consented thereto in writing), who shall have delivered a written objection to the Merger and a demand for appraisal of such Shares in accordance with Section 262 of the DGCL (insofar as such Section is applicable to the Merger and provides for appraisal rights with respect thereto) and who shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under the DGCL (the "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, but shall instead entitle the holder thereof to receive that consideration determined pursuant to Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn such holder's right to appraisal and payment under the DGCL, such holder's Shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration, without any interest thereon.

          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to the applicable provisions of the DGCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in and, following consummation of the Offer, direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

          Section 2.8 Surrender of Shares.

          (a) Prior to the mailing of the Proxy Statement, Parent shall appoint a bank or trust company which is reasonably satisfactory to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent for the benefit of former holders of Shares sufficient funds to make all payments pursuant to this Section 2.8. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or as it directs.

          (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the aggregate amount of Merger Consideration into which the number of Shares previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement. If any Merger Consideration is to be remitted to a person whose name is other than that in which the Certificate for Shares surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer, and that the person requesting such exchange shall have paid any transfer and/or other taxes required by reason of the remittance of Merger Consideration to a person whose name is other than that of the registered holder of the Certificate surrendered, or the person requesting such exchange shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. No interest shall be paid or accrued, upon the surrender of the Certificates, for the benefit of holders of the Certificates on any Merger Consideration.

          (c) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been deposited with the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof for payment of their claim for Merger Consideration to which such holders may be entitled.

          (d) Notwithstanding the provisions of Section 2.8(c), neither the Surviving Corporation nor the Paying Agent shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates representing Shares shall not have been surrendered prior to six months after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any governmental entity), any such cash shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (e) Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Shares such amounts as Parent (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code (as defined herein), or any provision of any applicable state, local or foreign law, rule or regulation. To the extent that amounts are so withheld by Parent and paid by Parent to the applicable taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of shares in respect of which such deduction and withholding was made by Parent.

          Section 2.9 No Further Transfer or Ownership Rights. After the Effective Time, there shall be no further transfer on the records of the Company (or the Surviving Corporation) or its transfer agent of certificates representing Shares which have been converted pursuant to this Agreement into the right to receive Merger Consideration, and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of Merger Consideration. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law. All Merger Consideration paid upon the surrender for exchange of Certificates representing shares in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Shares exchanged for Merger Consideration theretofore represented by such Certificates.

          Section 2.10 Treatment of Options. Prior to the first purchase of Shares pursuant to the Offer, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that each outstanding stock option, stock appreciation right (an "SAR"), or any other award providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary (each an "Option") heretofore granted under the Company's 1994 Employee Stock Option Plan and the Company's 1994 Director Stock Option Plan (collectively, the "Stock Option Plans"), whether or not then vested or exercisable, shall, at or immediately prior to the Effective Time, be canceled, and each holder thereof shall be entitled to receive a payment in cash from the Company (which amount shall be subject to any applicable withholding taxes and shall be paid without interest, the "Cash Payment"), upon cancellation, equal to the product of (x) the total number of Shares subject or related to such Option, whether or not then vested or exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price or purchase price, as the case may be, per Share subject or related to such Option, each such Cash Payment to be paid to each holder of an outstanding Option upon cancellation. The Stock Option Plans (and any Benefit Plan (as defined herein) or other plan, program or arrangement other than the Company's tax-qualified defined contribution plan) providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary shall terminate as of the Effective Time.

          Section 2.11 Lost Certificates. If any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by any person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to be paid in respect of the Shares represented by such certificate as contemplated by Section 2.6.

          Section 2.12 Closing. Upon the terms and subject to the conditions hereof, as soon as practicable after consummation of the Offer (and in any event within two business days after the satisfaction or waiver of the conditions set forth in Section 7.1), and to the extent required by the DGCL after the vote of the stockholders of the Company in favor of the approval of the Merger and this Agreement has been obtained, the Company and Purchaser (or Parent if appropriate) shall execute and file with the Delaware Secretary the Certificate of Merger, and the parties shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section 2.11, a closing (the "Closing") will be held at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, (or such other place as the parties may agree) for the purpose of confirming all of the foregoing.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Parent and Purchaser as follows:

          Section 3.1 Organization and Qualification.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing has not had and could not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered to Parent complete and correct copies of its Certificate of Incorporation and Bylaws, each as amended to date.

          (b) The only subsidiaries of the Company are those set forth on
Section 3.1(b)(i) of the Company Disclosure Schedule. Except as set forth on
Schedule 3.1(b)(ii) of the Company Disclosure Schedule, each subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power to carry on its business as it is now being conducted. Each subsidiary of the Company is duly qualified as a foreign corporation or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing has not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

          (c) All of the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and non-assessable and, except as set forth in Section 3.1(c) of the Company Disclosure Schedule, are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another such wholly owned subsidiary, free and clear of all pledges, claims, equities, options, liens, charges, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, limited liability company, joint venture or other entity.

          Section 3.2 Capitalization.

          (a) The authorized capital stock of the Company consists of 20,000,000 Shares and 2,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). All of the issued and outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights. As of November 2, 1999, 8,731,562 Shares were issued and outstanding, 760,000 Shares were reserved for issuance pursuant to outstanding Options issued under Stock Option Plans and no shares of Preferred Stock were issued and outstanding. Except upon the exercise of such then outstanding Options, no additional Shares or shares of Preferred Stock have been issued since November 2, 1999. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule: (i) there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote ("Voting Company Debt"); (ii) there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities, "phantom" stock rights, SARs, stock-based performance units, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, unit, commitment, agreement, arrangement or undertaking; and (iii) there are not any outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire, or providing preemptive rights with respect to, any shares of, or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of the Company or any of its subsidiaries. Upon the Company taking the actions referred to in Section 2.10, no holder of Options will have any right to receive shares of capital stock of the Surviving Corporation upon exercise of Options.

          (b) Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its subsidiaries or with respect to the registration of the offering, sale or delivery of any shares of capital stock of the Company or any of its subsidiaries under the Securities Act of 1933, as amended (the "Securities Act").

          Section 3.3 Authority Relative to this Agreement (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by the Company prior to or at the Effective Time, to perform its obligations hereunder and thereunder, and to consummate the Transactions (subject to the Company Stockholder Approval (as defined herein) with respect to the Merger). The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered by the Company prior to or at the Effective Time and the performance of its obligations hereunder and thereunder and the consummation by the Company of the Transactions have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company, and, assuming this Agreement constitutes a valid and binding obligation of Parent and Purchaser, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the rights and remedies of creditors generally, and subject to general principles of equity, whether applied by a court of law or equity.

          (b) The only vote of holders of any class or series of capital stock of the Company or any of its subsidiaries necessary to adopt or approve this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding Shares (the "Company Stockholder Approval"), subject to Section 6.7(c).

          Section 3.4 Absence of Certain Changes. Except as specifically disclosed in the Company's filings and reports under the Exchange Act filed and publicly available prior to the date of this Agreement or as set forth in
Section 3.4 of the Company Disclosure Schedule, since December 31, 1998: (i) the Company and its subsidiaries have conducted their business only in the ordinary course, and during such period there has not been any event, change, effect or development that has had or could reasonably be expected to have a Material Adverse Effect on the Company; and (ii) there has not been (A) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any capital stock of the Company;
(B) any damage, destruction or loss, whether or not covered by insurance that has had or could reasonably be expected to have a Material Adverse Effect on the Company; or (C) any change in accounting methods, principles or practices by the Company affecting the consolidated assets, liabilities, results of operations or business of the Company, except insofar as have been required by a change in generally accepted accounting principles.

          Section 3.5 SEC Reports. Since January 1, 1998, the Company has filed all required forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder (collectively, the "Company SEC Documents"), all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules promulgated thereunder. None of such forms, reports or documents at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents (including the notes thereto) at the time filed complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (and include, in the case of any unaudited interim financial statements, reasonable accruals for normal year-end adjustments). No subsidiaries of the Company are required to file periodic reports with the SEC under the Exchange Act.

          Section 3.6 Proxy Statement. If a Proxy Statement is required for the consummation of the Merger under applicable law, the Proxy Statement will comply in all material respects with the Exchange Act, except that no representation is made by the Company with respect to information supplied by or on behalf of Parent or any affiliate of Parent specifically for inclusion in the Proxy Statement. None of the information supplied by the Company specifically for inclusion in the Proxy Statement shall, at the time the Proxy Statement is mailed or at the time of the Stockholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty as to any of the information relating to and supplied by or on behalf of Parent and Purchaser specifically for inclusion in the Proxy Statement. The letter to stockholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, to be distributed to stockholders in connection with the Merger, or any schedule required to be filed with the SEC in connection therewith, together with any amendments or supplements thereto, are collectively referred to herein as the "Proxy Statement." If, at any time prior to the Effective Time, any event relating to the Company or any of its affiliates, officers or directors is discovered by the Company that shall be set forth in a supplement to the Proxy Statement, the Company will promptly inform Parent and Purchaser and prepare, file and disseminate such supplement as may be required by applicable law.

          Section 3.7 Consents and Approvals; No Violation. Subject to obtaining the Company Stockholder Approval (if required under the DGCL) and the taking of the actions described in the immediately succeeding sentence, the execution, delivery and performance of this Agreement do not, and the consummation of the Transactions by the Company will not, conflict with, or result in any violation of, or default (with or without notice or lapse to time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, or result in the termination of, or require that any consent be obtained or any notice be given with respect to, (i) the Certificate of Incorporation or

Bylaws of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) except as set forth in Section 3.7 of the Company Disclosure Schedule, any loan or credit agreement note, bond, mortgage, indenture, lease, license or other agreement, instrument, Contract or Permit applicable to the Company or any of its subsidiaries or their respective properties or assets, (iii) any judgment, order, writ, injunction, decree, law, statute, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets or (iv) any licenses to which the Company or any of its subsidiaries is a party, other than, in the case of clauses (ii), (iii) and (iv), any such conflicts, violations, defaults, rights, Liens, losses of a material benefit, consents or notices that have not and could not reasonably be expected to have a Material Adverse Effect on the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of (x) the Schedule 14D-9,
(y) if required, the Proxy Statement relating to the approval by the Company's stockholders of this Agreement and (z) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger pursuant to the DGCL and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made has not had and could not reasonably be expected to have a Material Adverse Effect on the Company or materially adversely affect (or materially delay) the consummation of the Offer.

          Section 3.8 Brokerage Fees and Commissions. Except for those fees and expenses payable to the Company Financial Advisor pursuant to the letter agreement, dated June 10, 1999, no person is entitled to receive any investment banking, brokerage or finder's fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Company or any of its subsidiaries or by any affiliate of the Company or any of its subsidiaries. A copy of the above agreement has previously been delivered to Parent.

          Section 3.9 Schedule 14D-9; Offer Documents. Neither the Schedule 14D-9, any other document required to be filed by the Company with the SEC in connection with the Transactions, nor any information supplied by the Company in writing for inclusion in the Offer Documents or the Schedule 14D-1 shall, at the respective times the Schedule 14D-9, any other filings by the Company, the
Schedule 14D-1, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and any other document required to be filed by the Company with the SEC in connection with the Transactions will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Purchaser specifically for inclusion or incorporation by reference therein.

          Section 3.10 Litigation. Except as disclosed in the Company SEC Documents filed prior to the date hereof, there is no claim, suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on the Company, or which questions or challenges the validity of this Agreement, the Transactions or any action taken or to be taken by the Company or which attempts to restrain, enjoin or prohibit the Transactions. Except as disclosed in the Company SEC Documents, there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on the Company.

          Section 3.11 ERISA Compliance. (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a list of all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or incentive plans or other employee programs, arrangements or agreements including, without limitation, sick leave, salary continuation for disability and scholarship programs currently maintained by, sponsored in whole or in part by, or contributed to by the Company or its subsidiaries or any entity required to be aggregated with the Company (each, an "ERISA Affiliate") pursuant to Section 414 of the Code covering any employee or former employee of the Company or any ERISA Affiliate (collectively, the "Benefit Plans").

          (b) True, correct and complete copies of the following documents, with respect to each of the Benefit Plans have been made available or delivered to Purchaser by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial reports, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; (v) written communications to employees materially amending or otherwise materially changing the terms of any Benefit Plan; and (vi) written descriptions of all non-written agreements relating to the Benefit Plans.

          (c) Except as disclosed on Section 3.11(c) of the Company Disclosure
Schedule: (i) each of the Benefit Plans intended to be "qualified" within the meaning of Section 401(a) or 501 of the Code has been determined by the Internal Revenue Service to be so qualified (which may be a favorable determination letter issued to a prototype sponsor); and to the knowledge of the Company, no facts exist which would likely result in the loss of such qualification; (ii) each of the Benefit Plans is in material compliance with their terms and the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations; and (iii) to the Company's knowledge, no claim, lawsuit, arbitration or other action has been threatened or instituted against any Benefit Plan or the assets of any trust under such plans (other than routine benefit claims).

          (d) With respect to any Benefit Plan that is subject to Title IV of ERISA (a "Title IV Plan"), except as otherwise disclosed in Section 3.11(d) of the Company Disclosure Schedule: (i) no liability to the Pension Benefit Guaranty Corporation ("PBGC") has been incurred (other than for premiums not yet due); (ii) no notice of intent to terminate any such plan in a "distress termination" under Section 4041 of ERISA has been filed with PBGC or distributed to participants; (iii) no proceedings to terminate any such plan have been instituted by the PBGC; (iv) no "accumulated funding deficiency", within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, exists; (v) no lien has arisen or is reasonably expected to arise under
Section 412 of the Code or Section 302 of ERISA on the assets of the Company or any subsidiary; and (vi) with respect to each Title IV Plan the funding information set forth in footnote 10 of the Company's financial statements for the period ending December 31, 1998 that are contained in the Company SEC Documents fairly reports in all material respects the information contained therein concerning the relation of liabilities, determined using the accumulated benefit obligation methodology of Statement of Financial Accounting Standards No. 87, of each Title IV Plan to the fair market value of such Title IV Plan's assets.

          (e) No Benefit Plan is a multiemployer plan, as defined in Section 3(37) of ERISA ("Multiemployer Plan"), or is or has been subject to Sections 4063 or 4064 of ERISA ("Multiple Employer Plans") and none of the Company or any ERISA Affiliate has any liability (contingent or otherwise) with respect to any Multiemployer Plan or Multiple Employer Plan.

          (f) Except as set forth in Section 3.11(f) of the Company Disclosure Schedule, all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Benefit Plans or by law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date which are not yet due will have been to the extent required by generally accepted accounting principles accrued on the balance sheet on or prior to the Closing Date.

          (g) No Company or any ERISA Affiliate or any organization to which Company is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of Section 4069 of ERISA.

          (h) Except as set forth in Section 3.11(h) of the Company Disclosure Schedule, none of the Benefit Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidate Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and at the expense of the participant or the participant's beneficiary. Each of the Company and any ERISA Affiliate which maintains a "group health plan" within the meaning Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

          (i) Except as set forth in Section 3.11(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former or retired) of the Company, (ii) increase any benefits otherwise payable under any Benefit Plan or
(iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan.

          (j) Except as set forth in Schedule 3.11(j) of the Company Disclosure Schedule, no stock or other security issued by the Company forms or has formed a material part of the assets of any Benefit Plan.

          Section 3.12 Taxes. Except as set forth in Section 3.12 of the Company Disclosure Schedule:

          (a) all federal, State, local and foreign income and franchise Tax Returns and all other material Tax Returns (as defined herein) that are required to be filed by or with respect to the Company or any of its subsidiaries have been timely filed, and all such Tax Returns are true, complete and accurate and correctly reflect the income, or other measure of Tax (as defined herein), required to be shown thereon; all Taxes due for the periods covered by such returns have been paid in full; and the most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all Taxes of the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements;

          (b) no federal, State, local or foreign income or franchise or other material Tax Return of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination or any assertion of any claim for Taxes has been received by the Company or a subsidiary;

          (c) there is not in force any extension of time with respect to the due date for the filing of any Tax Return or any waiver or agreement for any extension of time for the assessment or payment of any Tax due with respect to the period covered by any Tax Return;

          (d) since October 1, 1994 none of the Company and its subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return other than the affiliated group of which the Company is the common parent corporation;

          (e) neither the Company nor any of its subsidiaries is bound by any tax sharing, tax indemnity or similar agreement with respect to Taxes;

          (f) neither the Company nor any of its subsidiaries has made any payments, or is a party to any agreement or arrangement that could obligate it to make any payments, in each case that would not be deductible under Section 162(m) or 280G of the Code;

          (g) there are no liens for Taxes upon any asset of the Company or any of its subsidiaries, other than liens for Taxes not yet due;

          (h) the Company has made available to Parent complete copies of all federal, State, local and foreign income or material franchise Tax Returns of the Company and any of its subsidiaries and any audit report or other document issued by any taxing authority with respect to the Company or any of its subsidiaries, in each case for the three prior taxable periods;

          (i) no claim has been made by a taxing authority in a jurisdiction where the Company or any of its subsidiaries does not now file income or franchise Tax Returns that the Company or a subsidiary is or may be subject to income or franchise taxation by that jurisdiction;

          (j) the Company is not and has not been, for the five year period prior to the date hereof, a "United States real property holding corporation" within the meaning of Section 897 of the Code; and

          (k) neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355 of the Code) in a distribution of stock under the Code.

          As used herein, "Tax Returns" shall mean all returns and reports of or with respect to any Tax which are required to be filed by or with respect to the Company or any of its subsidiaries other than returns or reports of or with respect to Benefit Plans, and "Taxes" shall mean (i) all taxes, charges, imposts, tariffs, fees, levies or other similar assessments or liabilities, including income taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, payroll and franchises imposed by or under any statute, law, rule or regulation, and such terms shall include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof; (ii) liability of the Company or any fiduciary for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, combined consolidated or unitary group for any taxable period; and (iii) liability of the Company or any subsidiary for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

          Section 3.13 Compliance with Applicable Laws. Except for any of the following which could not reasonably be expected to have a Material Adverse Effect on the Company and except as set forth on Section 3.13 of the Company Disclosure Schedule:

          (a) the Company and its subsidiaries have all Federal, state, local and foreign governmental approvals, authorizations, certificates, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted and there has occurred no default under any such Permit; and

          (b) neither the Company nor any of its subsidiaries is in violation of any applicable law, rule, regulation, judgement, order or decree.

          Section 3.14 Environmental Matters. Except as disclosed on Section 3.14(a) of the Company Disclosure Schedule:

          (a) the Company and its subsidiaries currently maintain, and are in compliance with all material Federal, state, local, and foreign governmental approvals, authorizations, licenses, permits issued pursuant to applicable Environmental Laws ("Environmental Permits" (defined herein)) necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, including, but not limited to, permits and authorizations required under the Resource Conservation and Recovery Act, and any such Environmental Permits are valid and enforceable. No proceeding is pending or to the Company's and its subsidiaries' knowledge, is threatened, and the Company and its subsidiaries know of no grounds which exist to revoke or limit any such Environmental Permit that is reasonably likely to result in Environmental Costs and Liabilities in excess of $500,000.

          (b) each of the Company and its subsidiaries is in compliance with Environmental Laws (as defined herein) and the Company has not received any notice of, nor is there pending or, to the knowledge of the Company and its subsidiaries, threatened, any legal proceeding alleging the violation of any Environmental Law that is reasonably likely to result in Environmental Costs and Liabilities in excess of $500,000. Neither the Company nor its subsidiaries has received any written notices, orders or directives from any Governmental Authority arising under any Environmental Permit or any federal, state or local investigation respecting (i) Environmental Laws, (ii) Remedial Action (as defined herein) or (iii) the Release of any Hazardous Materials (as defined herein) with respect to the business of the Company or any of the properties or assets owned, operated or occupied by the Company allegedly that is reasonably likely to result in Environmental Costs and Liabilities (as defined herein) in excess of $500,000.

          (c) each of the Company and its subsidiaries and their respective properties, assets, businesses and operations is, and to the Company's knowledge has been, and their respective properties, assets, businesses and operations are, and to the Company's knowledge have been, in compliance with all Environmental Laws and Environmental Permits, except for such non-compliances as would not reasonably be likely to result in Environmental Costs and Liabilities in excess of $500,000.

          (d) there have been no Releases of Hazardous Materials in, on, under, from or affecting such properties, any surrounding site or any off-site location that are reasonably likely to result in Environmental Costs and Liabilities in excess of $500,000.

          (e) there are no Hazardous Materials, including asbestos containing materials, located at, on or under any of the properties or assets owned, operated or occupied (or to the knowledge of the Company, formerly owned, operated or occupied) by the Company that are reasonably likely to result in Environmental Costs and Liabilities in excess of $500,000.

          (f) the Company has delivered, or caused to be delivered, to Purchaser copies of material environmental audits, evaluations, reports, assessments, studies and tests relating to the business or the ownership or use of the properties or assets of the Company within the past 5 years which are within the possession or control of the Company, including assessments and reports addressing any facilities burning hazardous waste as fuel under the Resource Conservation and Recovery Act and with respect to the Clean Air Act, the company has made available all materials relevant to compliance with regulations promulgated at 64 Fed. Reg. 31898 (1999) (to be codified at 40 CFR Part 63) and 64 Fed. Reg. 52828 (1999) (to be codified at scattered parts of title 40 CFR) concerning the operation of cement kilns, including, but not limited to, any estimated budgets for capital expenditures required for compliance.

          (g) no written claims have been made, and no suits or proceedings are pending or, to the Company's knowledge, threatened, by any employee against the Company that are premised on exposure to asbestos or asbestos-containing material or PCBs.

          (h) no underground storage tanks, abandoned wells or landfills are located on any real property owned, operated or occupied by the Company, except for those tanks, wells or landfills maintained in compliance with applicable Environmental Laws which are not likely to result in Environmental Costs and Liabilities in excess of $500,000.

          Section 3.15 Contracts. All of the material contracts that are required to be described in the Company SEC Documents or required to be filed as exhibits thereto have been described or filed as required. The Company is not, and to the knowledge of the Company the other parties thereto are not, in violation of, or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any such contract, except for violations or defaults that individually or in the aggregate have not and could not reasonably be expected to have a Material Adverse Effect on the Company.

          Section 3.16 Labor Matters. Except as set forth in Section 3.16 of the Company Disclosure Schedule, (i) none of the employees of the Company (the "Employees") is represented in his or her capacity as an employee of the Company by any labor organization; (ii) the Company has not recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any Employees, nor has the Company entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any Employees; (iii) there is no union organization activity involving any of the Employees, pending, or to the knowledge of the Company, threatened, nor has there ever been union representation involving any of the Employees; (iv) there is no picketing pending, or to the knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the Employees, pending, or to the knowledge of the Company, threatened that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, (v) there are no complaints, charges or claims against the Company pending or, to any of the knowledge of the Company, threatened which could be brought or filed, with any public or governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company, of any individual that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company; (vi) the Company is in compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local "mass layoff" or "plant closing" law ("WARN"), collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except where the failure to be in compliance, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect; and (vii) there has been no "mass layoff" or "plant closing" as defined by WARN with respect to the Company within the six (6) months prior to Closing.

          Section 3.17 Title to Properties. The Company has title to, or leasehold interests in, its properties sufficient to operate such properties and to conduct its business in the ordinary course, except for any defects in such titles, or any easements, restrictive covenants or similar encumbrances that individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its subsidiaries have all patents, trademarks, tradenames, service marks, copyrights, know-how, processes and all agreements and other rights necessary to carry on their business in substantially the same manner as now conducted. The patents, trademarks and copyrights owned by the Company are valid and enforceable and to the knowledge of the Company do not infringe on the rights of any persons.

          Section 3.18 Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Company SEC Documents or accrued on the June 30, 1999 balance sheet included in the Company SEC Documents, or as set forth in
Section 3.18 of the Company Disclosure Schedule, and except for liabilities incurred in the ordinary course of business and otherwise not in contravention of this Agreement, the Company and each of its subsidiaries does not have any liabilities or obligations of any nature (whether absolute, contingent or otherwise) that would be required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles other than liabilities or obligations that individually or in the aggregate would not have a Material Adverse Effect on the Company.

          Section 3.19 Opinion of Company Financial Advisor. The Company has received the Fairness Opinion to the effect that, as of the date of this Agreement, the consideration to be received by the holders of the Company Common Stock pursuant to the Offer and the Merger, taken together, is fair from a financial point of view to such holders (other than Parent and its affiliates) and a complete and correct signed copy of such opinion has been delivered by the Company to Parent. The Company has been authorized by the Company Financial Advisor to permit the inclusion of the Fairness Opinion (and, subject to prior review and consent by the Company

Financial Advisor, a reference thereto) in the Schedule 14D-9 and the Proxy Statement and, subject to the Company Financial Advisor's prior review and consent, a reference thereto in the Schedule 14D-1.

          Section 3.20 Insurance. The Company and its subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in the Company's judgment, reasonable for the assets and properties of the Company and its subsidiaries and customary in the Company's industry, except where the failure to maintain any such policy has not had and could not reasonably be expected to have a Material Adverse Effect on the Company. As of the date of this Agreement, except as individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect on the Company and except as set forth in Section 3.20 of the Company's Disclosure Schedule, all such policies are in full force and effect, all premiums due and payable thereon have been paid or accrued, and no notice of cancellation or termination has been received by the Company with respect to any such policy.

          Section 3.21 State Takeover Statutes. The Company has taken all action necessary to render Section 203 of the DGCL inapplicable to Parent, Purchaser and their respective affiliates, and to the Offer, the Merger, and this Agreement. No other "fair price," "moratorium," "control share acquisition," "business combination," or other state takeover statute or similar statute or regulation applies or purports to apply to the Company, Parent, Purchaser, affiliates of Parent or Purchaser, the Offer, the Merger, and this Agreement. The Company has no shareholder rights or "poison pill" that would be applicable to the Offer, the Merger, this Agreement or the transactions contemplated hereby. As a result of the foregoing actions, the only action required to authorize the Merger is the Company Shareholder Approval and no further action is required to authorize the other Transactions.

          Section 3.22 Year 2000. Except as disclosed in the SEC Documents filed prior to the date hereof, the Company and its subsidiaries have reviewed the areas within their business and operations which could reasonably be expected to have a "Year 2000 Problem" that would have a Material Adverse Effect on the Company. Based on such review, the issues and costs with respect to Year 2000 Compliance have not had and could not reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, "Year 2000 Compliance" means the ability to process (including calculate, compare, sequence, display or store), transmit or receive data or data/time data from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, and leap year calculations without error or malfunction.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                             OF PARENT AND PURCHASER

          Parent and Purchaser represent and warrant to the Company as follows:

          Section 4.1 Organization and Qualification. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to carry on its business as it is now being conducted. Each of Parent and Purchaser is duly qualified as a foreign corporation or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing could not reasonably be expected to preclude the consummation of the Offer or the Merger.

          Section 4.2 Authority Relative to this Agreement. Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by Parent or Purchaser prior to or at the Effective Time, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by Parent and Purchaser of this Agreement and each instrument required hereby to be exercised and delivered by Parent or Purchaser prior to or at the Effective Time and the performance of their respective obligations hereunder and thereunder, and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by the respective Boards of Directors (or similar organizational bodies) of Parent and Purchaser and the stockholder of Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement, or commence the Offer or to consummate the Transactions (including the Offer) other than filing and recordation of appropriate merger documents as required by the DGCL. This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the rights and remedies of creditors generally, and subject to general principles of equity, whether applied by a court of law or equity.

          Section 4.3 Proxy Statement. None of the information supplied in writing by Parent, Purchaser and their respective affiliates specifically for inclusion in the Proxy Statement, if required, shall, at the time the Proxy Statement is mailed, at the time of the Stockholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Parent and Purchaser make no representation or warranty as to any of the information relating to and supplied by or on behalf of the Company specifically for inclusion in the Proxy Statement. If, at any time prior to the Effective Time, any event relating to Parent, Purchaser or any of their respective affiliates, officers or directors is discovered by Parent that should be set forth in a supplement to the Proxy Statement, Parent will promptly inform the Company.

          Section 4.4 Consents and Approvals; No Violation. Subject to the taking of the actions described in the immediately succeeding sentence, the execution and delivery of this Agreement do not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of Parent under (i) the certificate of incorporation or bylaws (or similar organizational documents) of Parent or Purchaser, (ii) any loan or credit agreement, note, bond, indenture, lease or other agreement, instrument or Permit applicable to Parent or Purchaser or their respective properties or assets, (iii) any judgment, order, writ, injunction, decree, law, statute, ordinance, rule or regulation applicable to Parent or Purchaser or their respective properties or assets, other than, in the case of clause (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) impair in any material respect the ability of Parent and Purchaser to perform their respective obligations under this Agreement or (y) prevent or impede the consummation of any of the Transactions. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other person is required by Parent or Purchaser in connection with the execution and delivery of this Agreement or the consummation by Parent or Purchaser, as the case may be, of any of the Transactions, except (A) in connection with the HSR Act, (B) pursuant to the Exchange Act, (C) the filing of the Certificate of Merger pursuant to the DGCL, or (D) where the failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not preclude consummation of the Offer or the Merger or would not otherwise prevent Parent from performing its obligations under this Agreement.

          Section 4.5 Financing. Parent will have at each of (i) the time of acceptance for purchase by Purchaser of Shares pursuant to the Offer and (ii) the Effective Time, and will make available to Purchaser, the funds necessary to consummate the Offer and the Merger on the terms contemplated by this Agreement.

          Section 4.6 Brokerage Fees and Commissions. Except for those fees and expenses payable to Schroder & Co. Inc., and excluding financing fees, no person is entitled to receive any investment banking brokerage or finder's fee or commission in connection with this Agreement or the Transactions based upon arrangements may by or on behalf of Parent or Purchaser.

          Section 4.7 Schedule 14D-1; Offer Documents. Neither the Schedule 14D-1, the Offer Documents nor any information supplied by Parent or Purchaser in writing for inclusion in the Schedule 14D-9 shall, at the respective times the Schedule 14D-9, the Schedule 14D-1, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-1 and the Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent or Purchaser with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

          Section 4.8 Litigation. There is no claim, suit, action or proceeding pending or, to the knowledge of Parent or Purchaser, threatened against Parent or Purchaser, which questions or challenges the validity of this Agreement, the Transactions or any action or to be taken by Parent or Purchaser or which attempts to restrain, enjoin or prohibit the Transaction.

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

          Section 5.1 Conduct of Business of the Company Pending the Merger. The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Parent, it will and will cause each of its subsidiaries to:

          (a) operate its business in the usual and ordinary course consistent with past practices;

          (b) use its reasonable efforts to preserve intact its business organization, retain the services of its respective key employees and maintain its relationships with its respective customers and suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time;

          (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and

          (d) use its reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained.

          Section 5.2 Prohibited Actions by the Company. Without limiting the generality of Section 5.1, except as set forth in Section 5.2 of the Company Disclosure Schedule, the Company covenants and agrees that, except as expressly contemplated by this Agreement or otherwise consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), from the date of this Agreement until the Effective Time, it will not do, and will not permit any of its subsidiaries to do, any of the following:

          (a) (i) increase the compensation (or benefits) payable to or to become payable to any director or employee, except for increases in salary or wages of employees in the ordinary course of business and consistent with past practice; (ii) grant any severance or termination pay (other than pursuant to the severance policy or practice of the Company or its subsidiaries as disclosed in Section 3.11(a) of the Company Disclosure Schedule and in effect on the date of this Agreement) to, or enter into or amend in any material respect any employment or severance agreement with, any employee; (iii) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or any Benefit Plan of the Company or any ERISA Affiliate; or (iv) take any action to accelerate any rights or benefits, or make any determinations under any collective bargaining agreement or Benefit Plan of the Company or any ERISA Affiliate; provided that the Company shall adopt appropriate resolutions and take all other actions necessary to provide that each outstanding Option granted under the Stock Option Plans, whether or not vested or exercisable, shall, at or immediately prior to the Effective Time, be canceled, and each holder thereof shall be entitled to receive a Cash Payment, upon cancellation equal to the product of (x) the total number of Shares subject or related to such Option, whether or not then vested or exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price or purchase price, as the case may be, per outstanding Option;

          (b) declare, set aside or pay any dividend on, or make any other distribution in respect of (whether in cash, stock or property), outstanding shares of capital stock, except for dividends by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company;

          (c) redeem, purchase or otherwise acquire, or offer or propose to redeem, purchase or otherwise acquire, any outstanding shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries (other than (i) any such acquisition by the Company or any of its wholly owned subsidiaries directly from any wholly owned subsidiary of the Company in exchange for capital contributions or loans to such subsidiary, or
(ii) any purchase, forfeiture or retirement of shares of Company Common Stock or the Options occurring pursuant to the terms (as in effect on the date of this Agreement) of any existing Benefit Plan of the Company or any of its subsidiaries, in a manner otherwise consistent with the terms of this Agreement;

          (d) effect any reorganization or recapitalization; or split, combine or reclassify any of the capital stock of, or other equity interests in, the Company or any of its subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of such capital stock or such equity interests;

          (e) offer, sell, issue or grant, or authorize or propose the offering, sale, issuance or grant of, any shares of capital stock of, or other equity interests in, any securities convertible into or exchangeable for (or accelerate any right to convert or exchange securities for) any shares of capital stock of, or other equity interest in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, or any Voting Company Debt or other voting securities of, the Company or any of its subsidiaries, or any "phantom" stock, "phantom" stock rights, SARs or stock-based performance units;

          (f) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

          (g) sell, lease, exchange or otherwise dispose of, or grant any Lien with respect to, any of the properties or assets of the Company or any of its subsidiaries that are, individually or in the aggregate, material to the business of the Company and its subsidiaries, except for dispositions of excess or obsolete assets and sales of inventories in the ordinary course of business and consistent with past practice;

          (h) propose or adopt any amendments to its certificate of incorporation or bylaws or other organizational documents;

          (i) effect any change in any accounting methods, principles or practices in effect as of December 31, 1998 affecting the reported consolidated assets, liabilities or results of operations of the Company, except as may be required by a change in generally accepted accounting principles;

          (j) (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any such indebtedness or debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company; provided, however, nothing shall limit the Company's right to borrow pursuant to its revolving credit agreement in the ordinary course of business;

          (k) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

          (l) make any Tax election except in a manner consistent with past practice, change any method of accounting for Tax purposes, or settle or compromise any material Tax liability;

          (m) make or agree to make any new capital expenditures which individually are in excess of $500,000 or which in the aggregate are in excess of $2,000,000; or

          (n) agree in writing or otherwise to take any of the foregoing actions.

                                   ARTICLE VI

                                    COVENANTS

          Section 6.1 No Solicitation.

          (a) From and after the date hereof until the Effective Time or the termination of this Agreement in accordance with Section 8.1, the Company and its subsidiaries shall not, and the Company shall direct their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) not to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiries or the making or submission of any Acquisition Proposal (as defined herein) or enter into or maintain or continue discussions or negotiate with any person or group in furtherance of such inquiries or to obtain or induce any person or group to make or submit an Acquisition Proposal or agree to or endorse any Acquisition Proposal or assist or participate in, facilitate or knowingly encourage, any effort or attempt by any other person or group to do or seek any of the foregoing or authorize any of its officers, directors or employees or any of its subsidiaries or affiliates or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it or any of its subsidiaries to take any such action; provided, however, that nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company from, prior to the earlier to occur of the acceptance for payment for the Shares pursuant to the Offer or adoption of this Agreement by the requisite vote of the stockholders of the Company, (i) furnishing information to or (ii) entering into discussions or negotiations with any person or entity that makes an unsolicited written Acquisition Proposal, if, and only to the extent that in each case referred to in (i) and (ii) above, (A) the Board of Directors of the Company, based on the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that the failure to do so would result in a breach of the fiduciary duty of the Board of Directors of the Company to stockholders of the Company under applicable law and (B) prior to taking such action, the Company (x) provides reasonable notice to Parent to the effect that it intends to take such action and (y) receives from such person an executed confidentiality agreement in reasonably customary form and in any event containing terms at least as stringent as those contained in the confidentiality agreement between Parent and the Company.

          (b) Except as expressly permitted by this Section 6.1, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Purchaser or fail to make, or propose to withdraw or modify in a manner adverse to Parent or Purchaser or fail to make, its approval or recommendation of the Offer or the Merger or of this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to accept such Acquisition Proposal and/or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal; provided, however, that prior to the earlier to occur of acceptance for payment of Shares pursuant to the Offer or adoption of this Agreement by the requisite vote of the stockholders of the Company, the Board of Directors of the Company may terminate this Agreement if, and only to the extent that (A) such Acquisition Proposal is a Superior Proposal, (B) the Board of Directors of the Company, based on the advice of independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that the failure to do so would result in a breach of the fiduciary duty of the Board of Directors of the Company to the stockholders of the Company under applicable law, (C) the Company complies with its obligations under Section 8.3, (D) the Company is not in breach of this Section 6.1 which breach has resulted in a Superior Proposal, and
(E) the Company shall have complied with its obligations under Section
8.1(d)(ii).

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) above, prior to providing any information or entering into discussions or negotiations with any person in connection with an Acquisition Proposal or any inquiry with respect to or which could lead to an Acquisition Proposal by such person, the Company shall promptly advise Parent of any request for information or the submission or receipt of any Acquisition Proposal, or any inquiry with respect to or which could lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making any such request, Acquisition Proposal or inquiry and its response or responses thereto. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry and shall promptly give Parent a copy of any information delivered to such person which has not previously been delivered by the Company to Parent or Purchaser. The Company will and will cause its subsidiaries and the officers, directors, employees and other agents and advisors of the Company and its subsidiaries to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing.

          (d) "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the Transactions contemplated by this Agreement) involving the Company: (i) any merger, consolidation, share exchange, recapitalization, liquidation, dissolution, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the consolidated assets of the Company and its subsidiaries, taken as a whole; (iii) any tender offer (including a self tender offer) or exchange offer that, if consummated, would result in any person or group beneficially owning more than 20% of the outstanding shares of any class of equity securities of the Company or its subsidiaries or the filing of a registration statement under the Securities Act in connection therewith;
(iv) any acquisition of 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith or any other acquisition or disposition the consummation of which would prevent or materially diminish the benefits to Parent of the Merger; or (v) any public announcement by the Company or any third party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction, for at least 75% of then outstanding Shares, or all or substantially all of the consolidated assets of the Company, which the Board of Directors of the Company determines in good faith (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders (taking into account relevant legal, financial and regulatory considerations and other aspects of such proposal and the third party making such proposal and the conditions and prospects for completion of such proposal) than the Offer and the Merger.

          (e) Nothing contained in this Section 6.1 shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if the Board of Directors of the Company, based on the advice of independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that the failure to take such action would result in a breach of the fiduciary duty of the Board of Directors to the stockholders of the Company under applicable law; provided that neither the Board of Directors of the Company nor any committee thereof shall withdraw or modify, or shall propose to withdraw or modify, the approval or recommendation of the Board of Directors of the Company of the Offer or the Merger or shall approve or recommend, or shall publicly propose to approve or recommend, an Acquisition Proposal unless the Company and the Board of Directors of the Company have complied in all material respects with all the provisions of this Section 6.1.

          Section 6.2 Access to Information. Between the date of this Agreement and the Effective Time, the Company shall, and shall cause its subsidiaries to
(a) afford to Parent and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives full access during normal business hours and at all other reasonable times to the officers, agents, properties (provided that any access for environmental due diligence shall be limited to conducting a Phase I environmental assessment consistent with ASTM standards using a consultant reasonably acceptable to the Company), offices and other facilities of the Company and its subsidiaries and to their books and records (including all Tax Returns and all books and records related to Taxes and such returns), (b) permit Parent to make such inspections as it may require (and the Company shall cooperate with Parent in any inspections), and (c) furnish promptly to Parent and its representatives a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and such other information concerning the business, properties, contracts, records and personnel of the

Company and its subsidiaries (including financial, operating and other data and information) in the possession of the Company or the Company's counsel, accountants or other consultants or agents as may be reasonably requested, from time to time, by or on behalf of Parent.

          Section 6.3 Reasonable Best Efforts. Subject to the terms and conditions herein (including Section 6.1), each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as soon as reasonably practicable the Transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Each of the Company, Parent and Purchaser shall cooperate and use their respective reasonable best efforts to make all filings, to obtain all actions or nonactions, waivers, Permits and orders of Governmental Entities necessary to consummate the Transactions contemplated by this Agreement and to take all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, provided that nothing in this Section 6.3 shall obligate Parent to consent to any action that will diminish the value of the Company to it. The Company agrees to cooperate with Purchaser and to assist Purchaser in identifying the Environmental Permits required by Purchaser to operate the business from and after the Closing Date and either transferring existing Environmental Permits of the Company, where permissible, or obtaining new Environmental Permits. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing.

          Section 6.4 Indemnification of Directors and Officers.

          (a) Purchaser agrees that all rights to indemnification for acts or omissions occurring at or prior to the Effective Time existing as of the date hereof in favor of the current or former directors or officers, employees and agents of the Company and its subsidiaries as provided in their respective certificates of incorporation, bylaws or agreements disclosed in the Company SEC Documents or filed as exhibits thereto as in effect on the date hereof shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years from the Effective Time. Parent shall cause to be maintained for a period of six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy and fiduciary liability policy (the "D&O Insurance") (provided that Parent may substitute therefor, at its election, policies or financial guarantees with the same carriers or other reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous than the existing D&O Insurance) to the extent that such insurance policies provide coverage for events occurring prior to the Effective Time for all persons who are directors and officers of the Company on the date of this Agreement (or were prior to the date of this Agreement), so long as the annual premium after the date of this Agreement for such D&O Insurance during such six-year period would not exceed 300% of the annual premium as of the date of this Agreement. If, during such six-year period, such insurance coverage cannot be obtained at all or can only be obtained for an amount in excess of 300% of the annual premium therefor as of the date of this Agreement, Parent shall use reasonable best efforts to cause insurance coverage to be obtained for an amount equal to 300% of the current annual premium therefor, on terms and conditions substantially similar to the existing D&O Insurance. Set forth in Section 6.4(a) of the Company Disclosure Schedule is the amount of the annual premium currently paid by the Company for its directors' and officers' liability insurance.

          (b) If any claim or claims shall, subsequent to the Effective Time and within six years thereafter, be made in writing against any present or former director or officer of the Company based on or arising out of the services of such person at or prior to the Effective Time in the capacity of such person as a director or officer of the Company (and such director or officer shall have given Parent written notice of such claim or claims within such six year period), the provisions of subsection (a) of this Section respecting the rights to indemnify the current or former directors or officers under the certificate of incorporation and bylaws of the Company and its subsidiaries shall continue in effect until the final disposition of all such claims.

          (c) Notwithstanding anything to the contrary in this Section 6.4, neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent, which shall not be unreasonably withheld.

          (d) The provisions of this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, each person entitled to indemnification hereunder and the heirs and representatives of such person.

          Section 6.5 Event Notices and Other Actions. (a) From and after the date of this Agreement until the Effective Time, the Company shall promptly notify Parent and Purchaser of (i) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which has resulted in, or could reasonably be expected to result in, any condition to the Offer set forth in Annex A, or any condition to the Merger set forth in Article VII, not being satisfied, (ii) the Company's failure to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which has resulted in, or could reasonably be expected to result in, any condition to the Offer set forth in Annex A, or any condition to the Merger set forth in Article VII, not being satisfied and (iii) any representation or warranty made by the Company contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified as to materiality becoming untrue or inaccurate in any material respect. The Company's delivery of any notice pursuant to this Section 6.5(a) shall not cure any breach of any representation or warranty of the Company contained in this Agreement or otherwise limit or affect the remedies available hereunder to Parent or Purchaser.

          (b) The Company shall not, and shall not permit any of its subsidiaries to, knowingly take any action or nonaction within its reasonable control that will, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted by Section 6.1, any condition to the Offer set forth in Annex A, or any condition to the Merger set forth in Article VII, not being satisfied.

          Section 6.6 Employment Arrangements; Employee Plans and Benefits.

          (a) Employment Arrangements and Accrued Benefits. From and after the consummation of the Offer, Parent shall honor, fulfill and discharge and shall cause the Surviving Corporation to honor, fulfill and discharge in accordance with their terms (i) all existing employment, severance, consulting, change of control and indemnification agreements and other bonus and compensation arrangements between the Company or any of its subsidiaries and any current or former officer, director or employee of the Company or any of its subsidiaries as set forth on Schedule 6.6 of the Company Disclosure Schedule and (ii) with respect to all employees, officers and directors of the Company, all legal and contractual obligations for benefits or other amounts earned or accrued through the Effective Time under the Benefit Plans disclosed in Schedule 3.11(a) of the Company Disclosure Schedule.

          (b) Post-Closing Benefits. For a period commencing on the Effective Date through December 31, 2000, Parent shall provide or cause the Surviving Corporation provide to current and former employees of the Company, compensation and benefits that are at least comparable in the aggregate, to the compensation and Benefit Plans currently in place for such employees excluding any equity plans; provided, however, that with respect to employees who are subject to collective bargaining, all compensation and benefits shall be provided in accordance with the applicable collective bargaining agreements. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, credit the each employee and former employee of the Company for their service with the Company and any predecessor entities to the extent credited under such Benefit Plan (and any other service credited by the Company under its benefit plans) prior to the Effective Time for all purposes (including, without limitation, eligibility to participate, vesting, benefit accrual, eligibility to commence benefits and severance) under any benefit plans of Parent or the Surviving Corporation in which the employee or former employee of the Company participate, to the same extent as if such service had been rendered to Parent or any of its subsidiaries; provided, however, that the foregoing shall not result in any duplication of benefits for the same period of service. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, recognize any and all appropriate out-of-pocket expenses of each employee or former employee of the Company for purposes of determining such employee's and former employee's (including their beneficiaries and dependents) deductible and co-payment expenses under the Company's medical benefit plans. Parent shall waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by Parent or any of its subsidiaries in which employees of the Company (and their respective eligible dependents) will be eligible to participate on or following the Effective Time to the extent such pre-existing condition limitation was waived or satisfied under the comparable Benefit Plan.

          (c) No Right to Employment. Nothing contained in this Agreement shall confer upon any employee of the Company, any ERISA Affiliate or any of the Company's subsidiaries any right with respect to employment by Parent, Purchaser or any of Parent's subsidiaries or affiliates, nor shall anything herein interfere with the right of Parent, Purchaser or any of Parent's subsidiaries or affiliates to terminate the employment of any such employee at anytime, with or without cause, or, except as provided in Sections 6.6(a) or (b) restrict Parent, Purchaser or any of Parent's subsidiaries or affiliates in the exercise of their independent business judgment in modifying any other terms and conditions of the employment of any such employee.

          Section 6.7 Meeting of the Company's Stockholders.

          (a) To the extent required by applicable law, the Company shall promptly after consummation of the Offer take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene a Stockholder Meeting to consider and vote on the Merger and this Agreement. At the Stockholder Meeting, all of the Shares then owned by Parent, Purchaser or any other subsidiary of Parent shall be voted to approve the Merger and this Agreement. The Board of Directors of the Company shall recommend that the Company's stockholders vote to approve the Merger and this Agreement if such vote is sought, shall use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action in its judgment necessary and appropriate to secure the vote of stockholders required by the DGCL to effect the Merger (including to the extent feasible providing access to Parent's proxy solicitor to one of the ports provided to the Company by ADP).

          (b) Parent and Purchaser shall not, and they shall cause their subsidiaries not to, sell, transfer, assign, encumber or otherwise dispose of the Shares acquired pursuant to the Offer or otherwise prior to the Stockholder Meeting; provided, however, that this Section 6.7(b) shall not apply to the sale, transfer, assignment, encumbrance or other disposition of any or all such Shares in transactions involving solely Parent, Purchaser and/or one or more of their wholly-owned subsidiaries.

          (c) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, the parties hereto agree, at the request of the Company, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 (in lieu of Section 251) of the DGCL, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

          Section 6.8 Proxy Statement. If required under applicable law, the Company and Parent shall prepare the Proxy Statement, file it with the SEC under the Exchange Act as promptly as practicable after Purchaser purchases Shares pursuant to the Offer, and use all reasonable efforts to have it cleared by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company as of the record date for the Stockholder Meeting.

          Section 6.9 Public Announcements. Parent and the Company shall to the fullest extent practicable consult with each other before issuing any press release or otherwise making any public statement with respect to the Offer and the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or stock exchange requirement.

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

          Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

          (a) if required by the DGCL, this Agreement shall have been approved by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with applicable law; provided, that this Section 7.1(a) shall not affect the obligations contained in Section 6.7(a);

          (b) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal, subject to the other terms of this Agreement as promptly as possible any injunction or other order that may be entered; and

          (c) Purchaser shall have purchased Shares pursuant to the Offer.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

          Section 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time (notwithstanding approval thereof by the stockholders of the Company) prior to the Effective
Time:

          (a) by mutual written consent duly authorized by the Boards of Directors of the Company, Parent and Purchaser;

          (b) by Parent, Purchaser or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such order, decree or ruling or other action is or shall have become nonappealable;

          (c) by Parent or Purchaser if due to the occurrence and continued existence of any of the conditions set forth in Annex A hereto, Purchaser shall have (i) failed to commence the Offer within the time required by Regulation 14D under the Exchange Act or (ii) terminated the Offer without purchasing any Shares pursuant to the Offer or (iii) failed to accept for payment Shares pursuant to the Offer prior to January 31, 2000;

          (d) by the Company (i) if there shall not have been a material breach of any representation, warranty, covenant or agreement on the part of the Company which would entitle Parent to terminate this Agreement in accordance with the provisions hereof following the expiration of any applicable notice and cure periods, and Purchaser shall have (A) failed to commence the Offer within the time required by Regulation 14D under the Exchange Act, (B) terminated the Offer without purchasing any Shares pursuant to the Offer, or (C) failed to accept for payment Shares pursuant to the Offer prior to January 31, 2000; or
(ii) if prior to the acceptance of Shares pursuant to the Offer (w) the Company notifies Parent in writing that it intends to enter into an agreement with respect to a Superior Proposal in accordance with Section 6.1, (x) the Company has complied in all material respects with the provisions thereof, including the notice provisions therein, (y) Parent does not make, within three business days after receipt of the Company's notification pursuant to clause (x) an offer that the Company's Board of Directors determines in good faith, based on the advice of its financial advisors, is at least as favorable to the Company's stockholders than the Superior Proposal and (z) the Company accepts under the circumstances permitted by Section 6.1 such Superior Proposal;

          (e) by Parent or Purchaser prior to the purchase of Shares pursuant to the Offer, if (i) any representation or warranty of the Company contained in this Agreement (after reading out any materiality or dollar qualifications) shall not be true and correct at any time prior to the acceptance for payment of Shares pursuant to the Offer, except where the failure to be true and correct is not individually or in the aggregate reasonably likely to have a Material Adverse Effect on the Company (other than to the extent such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall not be true and correct as of such date except where the failure to be true and correct is not individually or in the aggregate reasonably likely to have a Material Adverse Effect on the Company), or (ii) the Company shall not have performed and complied with each covenant or agreement contained in the Agreement and required to be performed or complied with by it, except where the failure to so perform or comply is not reasonably likely to have a Material Adverse Effect on the Company or materially and adversely affect the consummation of the Offer, and which breach, in the case of clause (i) and
(ii) above, shall not have been cured prior to the earlier of (A) 15 days following notice of such breach and (B) two business days prior to the date on which the Offer expires, or (iii) the Board of Directors of the Company or any committee thereof shall have withdrawn, or modified, amended or changed (including by amendment of the Schedule 14D-9), or publicly announced an intention to do so, in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger, or this Agreement, or shall have approved or recommended to the Company's stockholders, or publicly announced an intention to do so, an Acquisition Proposal or any other acquisition of Shares other than the Offer and the Merger, or shall have adopted any resolutions to effect any of the foregoing; or

          (f) by the Company prior to the purchase of any Shares pursuant to the Offer if (i) there shall have been a material breach of any representation or warranty in this Agreement on the part of Parent or Purchaser which materially adversely affects (or materially delays) the consummation of the Offer or (ii) Parent or Purchaser shall not have performed or complied with, in all material respects (without reference to any materiality qualifications therein), each covenant or agreement contained in this Agreement and required to be performed or complied with by them, and such breach materially adversely affects (or materially delays) the consummation of the Offer, and which breach, in the case of clause (i) and clause (ii) above, shall not have been cured prior to the earlier of (A) 15 days following notice of such breach and (B) two business days prior to the date on which the Offer expires.

          Section 8.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement, except for the provisions of Sections 8.2, 8.3, 9.3, 9.4 and 9.7, shall forthwith become void and have no effect, without any liability on the part of any party or its affiliates, directors, officers, counsel, employees, agents or stockholders. Subject to Section 8.3 below, no termination of this Agreement shall relieve any party to this Agreement of liability for breach of this Agreement.

          Section 8.3 Termination Fee

          (a) Except as provided in Section 8.3(b) and (c), all fees and expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such fees and expenses.

          (b) If:

               (i) Parent or Purchaser terminates this Agreement pursuant to
          Section 8.1(c) or the Company terminates pursuant to Section 8.1(d)(i), in either case due to a failure to achieve the Minimum Condition, and Parent and Purchaser are not in material breach of this Agreement in circumstances when, prior to such termination any third party shall have acquired beneficial ownership of at least a majority of the outstanding Shares or announced an intention to make or consummate an Acquisition Proposal for at least a majority of the consolidated assets of the Company or a majority of the outstanding Shares of the Company, and, in the case of such an Acquisition Proposal which has not been consummated prior to such termination, within 12 months from the date of termination of this Agreement such Acquisition Proposal or any other Acquisition Proposal for at least a majority of the consolidated assets of the Company or at least a majority of the outstanding Shares of the

          Company has been consummated for consideration per Share higher than the per Share consideration in the Offer or for an aggregate consideration, including the retention of any equity by stockholders, of more than the aggregate consideration of the Offer and the Merger;

               (ii) Parent or Purchaser terminates this Agreement (x) pursuant to Section 8.1(e)(iii) or (y) pursuant to Section 8.1(c) because of the occurrence and continued existence of the conditions set forth in paragraph (g) of Annex A; or

               (iii) the Company terminates this Agreement pursuant to Section 8.1(d)(ii);

then, in any such case, the Company shall pay to Parent, a fee, in cash, equal to $10,000,000 (which amount shall be deemed to include reimbursement of all Expenses)(the "Termination Fee") concurrently with the termination of this Agreement, provided, however, that any Termination Fee payable pursuant to
Section 8.3(b)(i) in the case of a Acquisition Proposal which has not been consummated prior to the termination of this Agreement shall be paid concurrently with the consummation of such Acquisition Proposal or any other Acquisition Proposal for at least a majority of the consolidated assets of the Company or at least a majority of the outstanding Shares of the Company for consideration per Share higher than the per Share consideration in the Offer or for an aggregate consideration, including the retention of any equity by stockholders, of more than the aggregate consideration of the Offer and the Merger; provided further, however, that the Company in no event shall be obligated to pay more than one such Termination Fee with respect to all such agreements and occurrences and such termination. Any payment required to be made pursuant to this subsection (b) shall be made to Parent by wire transfer of immediately available funds to an account designated by Parent.

          (c) If this Agreement is terminated by Parent or Purchaser pursuant to
Section 8.1(c) because of the occurrence and continued existence of the conditions set forth in paragraph (a) of Annex A or pursuant to Sections 8.1(e)(i) and the condition does not result from a willful breach, promptly upon demand the Company shall reimburse Parent and Purchaser for all their actual reasonable documented out-of-pocket fees and expenses incurred by Parent, Purchaser and their respective affiliates in connection with this Agreement, the Offer and the Merger, including all such fees and expenses of counsel, accountants, investment bankers, experts and consultants to each of Parent and Purchaser and their respective affiliates, commitment and other actual reasonable documented fees and expenses payable to financing sources and the expenses of the preparation, printing, filing and mailing of the Offer Documents and any other related costs and expenses (the "Expenses"); provided, however, that in no event shall such Expenses exceed a maximum amount of $1,000,000. Payment of Expenses shall be the sole and exclusive remedy of Parent and Purchaser for such a breach.

          (d) For purposes of this Section 8.3, "willful" shall mean that the Agreement is terminated as a result of one or more representations and warranties not being true when made and one or more of the persons listed on
Schedule 8.3(d) of the Company Disclosure Schedules had actual knowledge at that time of events, facts, circumstances or conditions not disclosed hereunder which caused such representations and warranties to be false or misleading.

          Section 8.4 Amendment. To the extent permitted by applicable law and subject to Section 1.4(c), this Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company, Parent and Purchaser at any time before or after approval of this Agreement by the stockholders of the Company but, after any such Stockholder approval, no amendment shall be made that by law requires the further approval of such stockholders without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

          Section 8.5 Extension; Waiver. At any time prior to the Effective Time, subject to Section 1.1(b), a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other parties hereto contained herein; provided that after the approval of the Merger by the stockholders of the Company, no extensions or waivers shall be made that by law require further approval by such stockholders without the approval of such stockholders. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                                  MISCELLANEOUS

          Section 9.1 Non-Survival of Representations and Warranties. None of the representations and warranties made in this Agreement shall survive after the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

          Section 9.2 Entire Agreement; Assignment. This Agreement (including the Company Disclosure Schedule) and, to the extent contemplated in Section 6.3, the Confidentiality Agreement, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided that Parent or Purchaser may assign any of their rights and obligations to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser of its obligations hereunder. Any of Parent, Purchaser or any direct or indirect wholly owned subsidiary of Parent may purchase Shares under the Offer. Any attempted assignment in violation of this Section 9.2 shall be void. Subject to the preceding sentences, this

Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          Section 9.3 Enforcement of the Agreement. The Company agrees that irreparable damage would occur to Parent and Purchaser in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. The Company further agrees to waive any requirement for the securing or posting of any bond in connection with obtaining any such injunction or other equitable relief.

          Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

          Section 9.5 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (including telecopy or similar writing) and shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 9.5 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 9.5 (or at such other address for a party as shall be specified by like notice):

          if to Parent or Purchaser:

                 Cementos Portland, S.A.
                 Jose Abascal, 59
                 28003 Madrid, Spain
                 Attention:  Manuel Melgar, Deputy Managing Director
                 Telecopy:  011-34-91-396-0231
          with a copy to:

              Masterman, Culbert & Tully LLP
              One Lewis Wharf
              Boston, MA  02110
              Attention:  Andrew C. Culbert, Esq.
              Telecopy:  (617) 227-2630

          and

              Weil, Gotshal & Manges LLP
              767 Fifth Avenue
              New York, NY  10153
              Attention:  Ellen J. Odoner, Esq.
              Telecopy:  (212) 310-8007

          if to the Company:

              Giant Cement Holding, Inc.
              320-D Midland Parkway
              Summerville, SC 29485
              Attention:  Gary L. Pechota, President and Chief Executive Officer
              Telecopy:   (843) 851-9881

          with a copy to:

              Proskauer Rose LLP
              1585 Broadway
              New York, NY  10036
              Attention:  Steven L. Kirshenbaum, Esq.
              Telecopy:  (212) 969-2900

          Section 9.6 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

          Section 9.7 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto. In addition, the Company, Parent and Purchaser hereby (i) consent to submit to the personal jurisdiction of any Federal court located in the Southern District of New York or any New York state court located in the borough of Manhattan, City of New York in the event any dispute arises out of this Agreement or any of the Transactions, (ii) agree not to attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agree not to bring any action relating to this Agreement or any of the Transactions in any court other than a Federal court located in the Southern District of New York or any New York state court located in the borough of Manhattan, City of New York and (iv) waive any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the Transactions. The Company, Parent and Purchaser hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions in the courts of the State of New York or of the United States of America located in the Southern District of New York or any New York state court located in the borough of Manhattan, City of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          Section 9.8 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          Section 9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 6.4(d) (which are intended to be for the benefit of the persons entitled to therein, and may be enforced by such persons).

          Section 9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          Section 9.11 Certain Definitions. For purposes of this Agreement (including Annex A hereto), the following terms shall have the meanings ascribed to them below:

          (a) "affiliate" of a person shall mean (i) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person and (ii) an "associate", as that term is defined in Rule 12b-2 promulgated under the Exchange Act.

          (b) "beneficial owner" (including the term "beneficially own" or correlative terms) shall have the meaning ascribed to such term under Rule 13d-3(a) under the Exchange Act.

          (c) "business day" shall have the meaning ascribed to such term under Rule 14d-1 of the Exchange Act.

          (d) "Company Disclosure Schedule" shall mean a letter dated the date of the Agreement delivered by the Company to Parent and Purchaser concurrently with the execution of the Agreement, which, among other things, shall identify exceptions to the Company's representations and warranties contained in Article III and covenants contained in Article V by specific section and subsection references.

          (e) "control" (including the terms "controlling," "controlled by" and "under common control with" or correlative terms) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities or as trustee or executor, by contract or credit arrangement, or otherwise.

          (f) "Environment" means all air, surface water, groundwater, drinking water or land, including land surface or subsurface.

          (g) "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and Remedial Action) arising from any non-compliance with or violation of or liability under Environmental Law or order or contract with any Governmental Authority or based on any claim by any third person.

          (h) "Environmental Laws" means any federal, state, local, or foreign law (including common law) statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction, including the requirement to register underground storage tanks, relating to: (i) emissions, discharges, releases or threatened releases of Hazardous Material (as defined herein) into the environment, including, without limitation, into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; (ii) the generation, treatment, storage, recycling, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material, or (iii) regulating the environment, natural resources, or public or employee health and safety, including without limitation, the following statutes, their implementing regulations, and any state corollaries: the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 9601 et seq., the Toxic Substances Control Act, 15 U.S.C. section 2601 et seq., the Clean Water Act, 33 U.S.C.
Section 1251 et seq., the Clean Air Act, 33 U.S.C. ss. 2601 and the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., as such laws have been amended or supplemented.

          (i) "Environmental Permit" means any permit, license, approval, consent, registration, certificate or other authorization issued under any applicable law, regulation and other requirement of any country, state, municipality or other subdivision thereof relating to pollution or protection of health or the environment, including, but not limited to (i) laws, regulations or other requirements governing discharges, releases of Hazardous Materials (as defined herein) into ambient air, surface water, ground water or land, (ii) otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, or (iii) the containment, cleanup, or other remediation of Hazardous Materials from any real property.

          (j) "Governmental Entity" means any Federal, state or local government or any court, administrative or regulatory agency or commission or other domestic governmental authority or agency in the United States or the Kingdom of Spain.

          (k) "group" shall have the meaning ascribed to such term under Rule 13d-5(b)(1) under the Exchange Act.

          (l) "Hazardous Materials" means any substance, material, or waste which is regulated by any government authority and in amounts and concentrations which are regulated, including without limitation, any substance, material, or waste which is (i) hazardous materials, pollutants or contaminants, medical, hazardous or infectious wastes, hazardous waste constitutents, hazardous chemicals, hazardous or toxic pollutants, hazardous or toxic substances, or extremely hazardous waste or restricted hazardous waste, as those terms are defined in or regulated by any Environmental Law, (ii) petroleum, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas and any mixtures thereof, (iv) radioactive materials including, without limitation, source, byproduct or special nuclear materials, (v) pesticides, (vi) friable asbestos, (vii) ureaformaldehyde, and (viii) polychlorinated biphenyls (PCBs).

          (m) "knowledge of the Company" and "to the Company's knowledge" shall mean the actual knowledge of the President, Chief Executive Officer, Chief Financial Officer or the Vice President, Environmental Affairs.

          (n) "Material Adverse Effect" shall mean any change or effect that is (after giving effect to any appropriate reserves for such matter on the financial statements included in the Company SEC Documents filed prior to the date hereof) materially adverse to the business, results of operations, assets, liabilities or financial condition of the Company and its subsidiaries, taken as a whole, or any event, matter, condition or effect which precludes the Company from materially performing its material obligations under this Agreement or the consummation of the Transactions; provided, however, that in determining whether there has been a Material Adverse Effect, any adverse effect directly attributable to the following shall be disregarded: (i) general economic or business conditions; (ii) general industry conditions; (iii) the taking of any action permitted or required by this Agreement; (iv) the announcement or pendency of the Offer, or the Merger; (v) the breach by Parent or Purchaser of this Agreement; and (vi) a decline in the Company's stock price.

          (o) "person" shall mean a natural person, company, corporation, partnership, association, trust or any unincorporated organization.

          (p) "Releases" means past or present spills, leaks, discharges, disposal, pumping, pouring, emissions, injection, emptying, leaching, escaping, disposing, or dumping of Hazardous Materials into the indoor or outdoor Environment or out of any property owned, leased, or operated by the Company or any of its affiliates.

          (q) "Remedial Action" means all actions, including, without limitation, any capital expenditures undertaken to (i) clean up, remove, treat, or in any other way address any Hazardous Material or other substance; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre- remedial studies and investigations or post-remedial monitoring and care; or (iv) bring facilities on any property owned, operated or leased by the Seller and the facilities located and operations conducted thereon into compliance with all Environmental Laws and Environmental Permits.

          (r) "subsidiary" shall mean, when used with reference to a person means any corporation or other business entity of which such person directly or indirectly owns (i) the majority of the outstanding voting securities or (ii) voting securities or equity interests which give such person the power to elect a majority of the board of directors or similar governing body of such entity.

          Section 9.12 Interpretation. (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

          (b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, on the day and year first above written.


                                GIANT CEMENT HOLDING, INC.


                                By: GARY L. PECHOTA
                                    -------------------------------------------
                                    Name:  Gary L. Pechota
                                    Title: President and Chief Executive Officer


                                CEMENTOS PORTLAND, S.A.


                                By: MANUEL MELGAR
                                    -------------------------------------------
                                    Name:  Manuel Melgar
                                    Title: Deputy Managing Director


                                CP ACQUISITION, INC.


                                By: MANUEL MELGAR
                                    -------------------------------------------
                                    Name:  Manuel Melgar
                                    Title: Vice President

                                     ANNEX A
                                       to
                          Agreement and Plan of Merger

          Conditions to the Offer. Notwithstanding any other provision of the Offer or this Agreement, in addition to (and not in limitation of) Purchaser's rights pursuant to the Merger Agreement to extend and amend the Offer at any time, in its sole discretion, to the extent permitted by Section 1.1 of the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to Rule 14e-1(c) of the Exchange Act, pay for and may delay the acceptance for payment of or, subject to Rule 14e-1(c) of the Exchange Act, the payment for, any Shares not theretofore accepted for payment or paid for, and Purchaser may terminate or amend the Offer if (i) a number of Shares representing at least a majority of the outstanding Shares, on a fully diluted basis, shall not have been validly tendered and not withdrawn immediately prior to the expiration of the Offer ("Minimum Condition") or (ii) at any time on or after the date of the Merger Agreement and prior to the time of acceptance of such Shares for payment or the payment therefor, any of the following conditions has occurred and continues to occur:

          (a) any representation and warranty of the Company in the Agreement (after reading out any materiality and dollar qualifications) shall not be true and correct as of such time, except where the failure to be so true and correct is not individually or in the aggregate reasonably likely to have a Material Adverse Effect on the Company (other than to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall not be true and correct as of such date, except where the failure to be so true and correct is not individually or in the aggregate reasonably likely to have a Material Adverse Effect on the Company) and which breach shall not have been cured prior to the earlier of (i) 15 days following notice of such breach and (ii) two business days prior to the date on which the Offer expires;

          (b) the Company shall not have performed and complied with each covenant or agreement contained in the Agreement and required to be performed or complied with by it, except where the failure to so perform or comply is not reasonably likely to have a Material Adverse Effect on the Company or materially and adversely affect the consummation of the Offer, and which breach shall not have been cured prior to the earlier of (i) 15 days following notice of such breach and (ii) two business days prior to the date on which the Offer expires;

          (c) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on the NASDAQ National Market or the Madrid Stock Exchange (excluding any coordinated trading halt triggered as a result of a specified decrease in a market index) related to market conditions, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the Kingdom of Spain by any Governmental Entity, (iii) any material mandatory limitation by any Governmental Entity on the extension of credit by banks or other lending institutions, (iv) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States or the Kingdom of Spain, or (v) a drop of more than 33.33% in the Dow Jones Industrial Average Index, measured against the value of such index on the date of this Agreement;

          (d) any applicable waiting period under the HSR Act shall not have expired or been terminated or there shall be pending before or threatened by any Governmental Entity any suit, action, investigation or proceeding, (i) challenging the acquisition by Parent or Purchaser of any Shares, seeking to make illegal, materially delay, make materially more costly or otherwise directly or indirectly restrain or prohibit the making or consummation of the Offer and the Merger or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and its subsidiaries taken as whole, (ii) seeking to prohibit Parent or any of its subsidiaries or affiliates from effectively controlling in any material respect the business or operations of the Company or its subsidiaries, (iii) requiring divestiture by Purchaser or any of its affiliates of any Shares or current business or material assets or (iv) which otherwise is reasonably likely to have a Material Adverse Effect on the Company or Parent;

          (e) there shall be any judgment, order or injunction (including with respect to competition or antitrust matters) enacted, entered, promulgated or issued with respect to (i) Parent, the Company or any of their respective subsidiaries or affiliates or (ii) the Offer or the Merger by any Governmental Entity or court, that has resulted or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) though (iv) of paragraph (d) above;

          (f) since the date of the Merger Agreement, there shall have occurred any events, changes, effects or developments that, individually or in the aggregate, have had or are reasonably likely to have, a Material Adverse Effect on the Company;

          (g) the Board of Directors of the Company or any committee thereof shall have (i) withdrawn, or modified, amended or changed (including by amendment of the Schedule 14D-9), or publicly announced an intention to do so, in a manner adverse to Parent or Purchaser, its approval or recommendation of the Offer, the Merger, or this Agreement, (ii) approved or recommended to the Company's stockholders or publicly announced an intention to do so, an Acquisition Proposal or any other acquisition of Shares other than the Offer and the Merger or (iii) adopted any resolution to effect any of the foregoing; or

          (h) the Merger Agreement shall have been terminated in accordance with its terms.

          The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition and, subject to Section 1.1, may be waived by Purchaser or Parent, in whole or in part, at any time and from time to time, in the sole discretion of Purchaser or Parent. The failure by Purchaser or Parent or any of their respective affiliates at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each right will be deemed an ongoing right which may be asserted at any time and from time to time.